Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4 of Origin Bancorp, Inc. of our report dated March 21, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, of BT Holdings, Inc. for the year ended December 31, 2021 and to the reference to us under the heading “Experts” in the filing.

Henry & Peters, P.C.

Tyler, Texas
May 3, 2022